Exhibit 4.24

English Translation

LOAN FRAMEWORK AGREEMENT

THIS LOAN FRAMEWORK AGREEMENT (this “Agreement”), dated October 31, 2018, is entered into in Shanghai by and among:

1.                  Beijing Yangguang Juren Education and Technology Co., Ltd., a limited liability company established and validly existing under laws, with its registered address at 10/F, Tower A, Building 1, No. 1 Zhongguancun East Road, Haidian District, Beijing (the “Borrower” or the “Company”);

2.                  Shanghai OneSmart Education Investment Co., Ltd., a limited liability company established and validly existing under laws, with its registered address at Room 118, Building 20, No. 1-42, Lane 83, Hongxiang North Road, Wanxiang Town, Pudong New Area (the “Lender”);

3.                  Xiaofei Geng (ID number *), is the controlling shareholder of the Borrower (the “Controlling Shareholder”).

WHEREAS, the Lender intends to lend to the Borrower amounts which may be converted into a capital increase by the Lender to the Borrower in the future (the “Conversion into Investment”), as fully agreed by the parties through consultation. NOW, THEREFORE, in consideration of the foregoing borrowing and the Conversion into Investment, the parties hereby enter into this Agreement to be bound hereby.

ARTICLE 1 AMOUNT OF LOAN:

The Lender hereby agrees, if requested by the Borrower, to make a loan available to the Borrower (the “Loan”) in a total amount of up to RMB670,000,000.

ARTICLE 2 PURPOSE OF LOAN

The parties agree that the Loan advanced by the Lender to the Borrower shall be used for the daily business running, operation and business development needs of the Borrower.

The Borrower shall not change the use of the Loan without the written consent of the Lender. In particular, the Borrower shall not use the Loan for the following purposes: distributing profits to its shareholders, entrusting wealth management, entrusting loans, real estate, stocks, futures, funds and other financial derivatives, or the projects prohibited by laws, regulations, supervisory rules and related policies or the projects unapproved in line with law.

ARTICLE 3 DATE AND METHOD OF ADVANCING LOAN

1.                  Within 10 business days from the Borrower’s written request for the Loan to the Lender, the Lender will advance the required amount of Loan to the following bank account designated by the Borrower.

2.                  The Borrower’s designated bank account information is as follows:

Account Name:                                                      Beijing Yangguang Juren Education and Technology Co., Ltd.

Bank Name:                                                                      Beijing Zizhuyuan Sub-branch of Industrial and Commercial Bank of China

Account No.:

ARTICLE 4 RELEVANT PROVISIONS ON LIFE OF LOAN, INTEREST AND CONVERSION INTO INVESTMENT

1.                  Life of the Loan: 5 years from the date when the amount of Loan is actually paid to the account designated by the Borrower, unless otherwise agreed by the parties; if the Borrower and the Lender have reached a written agreement on the rollover, the life of Loan shall be subject to such agreement.

2.                  Interest on the Loan: The Borrower shall pay to the Lender interest at the rate of 10% (simple interest) per annum. The interest rate shall be calculated from the date when the amount of the Loan is actually paid to the account designated by the Borrower till the date when the actual repayment reaches the account of the Lender (the “Actual Repayment Date”) or the date when company registration changes of the Conversion into Investment is completed. The Borrower shall pay interest on a yearly basis (During the life of the Loan, the full year since the date on which the amount of the Loan is actually paid to the account designated by the Borrower shall be the first year of the Loan, and each full year thereafter shall constitute a full year of loan. For calculation convenience, each year of loan shall be calculated as 365 days.), the interest shall be paid within 10 business days after the end of each year of loan to the Lender, and the principal of the Loan and the remaining interest payable (except for Conversion into Investment) shall be paid when they become due.

3.                  The parties agree that the Lender is entitled to convert the Borrower’s Loan to its equity interest of the Borrower as the increased capital invested by the Lender to the Borrower in accordance with the following terms and conditions:

(1)                   The Borrower and the Controlling Shareholder agree that, during the period from the third anniversary of the Loan hereunder to December 31, 2022, the Lender shall have the right (but no obligation) to increase its capital with all or part of the outstanding Loan and interest payable by the Borrower on the basis of the Borrower’s post-money valuation of RMB1,117,200,000, obtaining the Borrower’s new registered capital by the way of capital increase at a premium.

(2)                   The Borrower and the Controlling Shareholder agree that, from January 1, 2023 to December 31, 2023, the Lender shall have the right (but no obligation) to increase its capital with all or part of the outstanding Loan and interest payable by the Borrower on the basis of the Borrower’s post-money valuation of RMB1,197,000,000, obtaining the Borrower’s new registered capital by the way of capital increase at a premium.

(3)                          The parties agree that, if the Lender chooses the Conversion into Investment, the Borrower shall complete the company registration changes of the Conversion into Investment and obtain the changed business license of the Borrower (the “Company Registration Changes”) within 15 business days upon receipt of the Lender’s notice, and the Controlling Shareholder shall provide necessary cooperation. If the Company Registration Changes of the Conversion into Investment fails to be completed within the aforesaid time limit, the Lender shall be entitled to declare the Loan immediately due and request the Borrower to repay all the outstanding Loan and interest payable immediately. If the Company Registration Changes of the Conversion into Investment fails to be completed within the aforesaid time limit and such failure is caused by reasons attributable to the Controlling Shareholder, the Lender shall have the right to request the Controlling Shareholder to transfer to it free of charge the part of the shares held by the Controlling Shareholder in the Company (the “Equity Transfer”), and the Controlling Shareholder shall complete the company registration changes of the Equity Transfer within 15 Business Days following the receipt of the Equity Transfer Notice from the Lender. After the completion of the aforesaid Equity Transfer, the shares held by the Lender in the Company shall be the same as the shares held by the Lender in the Company in the case of Conversion into Investment, and the taxes in connection with such Equity Transfer shall be borne by the Controlling Shareholder.

4.                  In the case that the Borrower fails to repay all the Loan and interest before the agreed repayment date or complete the Company Registration Changes of the Conversion into Investment, the Borrower shall pay extra liquidated damages to the Lender at the rate of 0.5% of the sum of outstanding amount and interest calculated from the agreed due date.

5.                  The Borrower is entitled to repay all or part of the principal and interest of the Loan hereunder in advance according to the actual operation of the Company. If the total principal and interest payable are not fully covered by the amount repaid by the Borrower ahead of schedule, the amount repaid by the Borrower shall be used to firstly set off the interest payable by the Borrower as of the date of early repayment (calculated on a daily basis), and secondly to set off the principal. The interest of the remaining principal unpaid shall be calculated according to paragraph 2 of Article 4.

6.                  The Borrower and the Controlling Shareholder agree that, in respect of the subsequent loans provided by the Lender or its affiliates to the Borrower, the interest of the loans and conditions for conversion into investment shall be determined in accordance with Article 4 hereof. From January 1, 2022, the Lender shall have the right to convert the loans provided by it into investment. The post-money valuation of the Borrower corresponding to the conversion into investment for the relevant year shall be RMB ((1 + (the year of conversion into investment - 2018) * 10%) * 798,000,000).

ARTICLE 5 RIGHTS AND OBLIGATIONS

1.                  The Borrower is entitled to obtain and use the amount of the Loan as provided herein.

2.                  The Borrower shall repay the principal of the Loan hereunder and pay the interest accrued thereon on schedule or complete the Company Registration Changes of the Conversion into Investment. In case of special circumstances, if the Borrower is unable to repay the principal of the Loan hereunder and pay the interest accrued thereon prior to the repayment term and needs rollover, the Borrower shall apply to the Lender for rollover in writing five days prior to the expiry of the term. The rollover shall be available only upon the Lender’s written consent and the execution of a rollover agreement with the Borrower.

3.                  The Borrower shall pay to the Lender all principal, interest, and all sums payable (if any) on the Actual Repayment Date.

4.                  In case the Borrower incurs any material adverse event which may affect the ability of the Borrower to repay its debts or any other event which may endanger the creditor’s right of the Lender, the Borrower shall notify the Lender in writing within 3 days after the occurrence of such event and simultaneously clarify the liability for debt discharge or discharge its debts in advance.

5.                  Any taxes and fees in whatever form payable by either party arising from the performance of this Agreement shall be borne by the Borrower.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES

1.                  The Borrower and the Controlling Shareholder represent and warrant to the Lender that:

(1)                          It/He is an enterprise duly organized and/or validly existing under the laws with independent legal person status, a corporate entity or a person with full capacity for civil conduct, and is able to sue and respond to lawsuits in its/his own name;

(2)                   It/He has the power, as a party, to enter into and perform this Agreement;

(3)                   Its/His execution and performance of this Agreement or exercise of its/his rights and obligations hereunder will not: (i) conflict with the laws, amendments and any other official or judicial orders that it/he must abide by; (ii) conflict with its articles of association; or (iii) conflict with any agreement or document entered into by it/he, or any agreement or document binding upon it/he or its/his properties.

2.                  The Borrower and the Controlling Shareholder further represent and warrant that the representations and warranties made by them in paragraph 1 of Article 6 hereof shall be true and accurate at all times during the term of this Agreement and with respect to the facts and circumstances existing at any time.

3.                  The Borrower has fully and accurately disclosed to the Lender the material liabilities borne by it as at the date of this Agreement (whether actual or contingent).

4.                  The Borrower understand that the Lender has entered into this Agreement and that the amount of the Loan advanced by the Lender to the Borrower is based on belief in and reliance on the representations and warranties set forth herein.

ARTICLE 7 EVENTS OF DEFAULT AND LIABILITIES FOR DEFAULT

1.                  Any of the following events shall constitute or shall be deemed as an event of default on the part of the Borrower/the Controlling Shareholder under this Agreement:

(1)                   The Borrower fails to use the funds received for the purpose set forth in this Agreement;

(2)                   The Borrower fails to repay any maturing principal or pay any interest, fee or any other payables due in accordance with this Agreement and fails to make Company Registration Changes for the Conversion into Investment;

(3)                   The Borrower or the Controlling Shareholder makes any of untrue representations under this Agreement or breaches any of the representations or warranties under this Agreement;

(4)                   The Borrower or the Controlling Shareholder breaches any other provision of this Agreement in respect of its/his obligations;

(5)                   The Borrower ceases its business operation, or incurs dissolution, deregistration or bankruptcy events;

2.                  In addition to other measures available under this Agreement, upon the occurrence of the aforementioned events of default, the Lender may take any one or more of the following remedial measures:

(1)                   Requiring the Borrower to cure the default within a prescribed time limit;

(2)                   Suspending advancing the Loan;

(3)                   Terminating or rescinding this Agreement, declaring all principal and interest hereunder immediately due, and requiring the Borrower to immediately repay all principal, interest, penalties and fees owed by it. The Borrower shall be entitled to have priority in repayment in case of dissolution, deregistration or bankruptcy liquidation.

(4)                   Requiring the Borrower to pay other costs (including but not limited to attorney fees) incurred by the Borrower in connection with the recovery of claims against the Borrower.

ARTICLE 8 NOTICES AND COMMUNICATIONS

1.                  Unless otherwise provided for herein, any notice, request or other communication to any party hereunder shall be made in writing and sent by personal delivery, prepaid mail, facsimile or other means to the addresses designated by the parties; in the case of facsimile, the facsimile numbers set forth below (another address or facsimile number may be used if given to the attention of the recipient three (3) banking days in advance by giving a specific written notice).

2.                  Any notice, request or other communication to be sent to the relevant parties, (a) if it is sent by personal delivery, the delivery time shall be the time of handover; (b) if it is sent by a letter, it is deemed to be delivered at the time of three (3) banking days after posting, provided that such notice, request or other communication is proved to have been sent as well as that the delivery address is correct and the notice, request or other communication has been stamped and posted; (c) if it is sent by facsimile or telegram, it shall be deemed to be delivered at the time of transmission (evidenced by complete transmission record or (as the case may be) confirmed call back code). However, any notice, request or other communication sent to the Lender by the Borrower shall not be deemed to have been delivered until it is received by the Lender.

3.                  The initial communication details and recipients of each party for delivery of notices shall be as follows:

To the Borrower

Address:      No. 64 Shuimo West Street, Yuanmingyuan East Road, Haidian District, Beijing

Recipient:  Guohong Zhang

Contact number:

To the Lender

Address:          No. 165 Guangfu West Road, Putuo District, Shanghai

Recipient:  Qi Zou

Contact number:

To the Controlling Shareholder

Address:          Room 501, North Building, No. 839 Dalian Road, Hongkou District, Shanghai

Recipient:  Xiaofei Geng

Contact number:

ARTICLE 9 GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement and its performance shall be governed by the laws of the People’s Republic of China. Any dispute arising from or in connection with this Agreement shall be settled by the parties through amicable consultation. If such consultation fails, any party shall have the right to submit the dispute to the people’s court in the jurisdiction where this Agreement is executed for settlement through litigation.

ARTICLE 10 DIVISION

If, in accordance with applicable laws, any provision of this Agreement is declared illegal, invalid or unenforceable, or is declared illegal, invalid or unenforceable by a court or arbitration tribunal, such provision shall be deleted from this Agreement to the extent permitted by applicable laws so as to make the legality, validity and enforceability of other provisions hereof not affected, and all remaining provisions shall remain in full force and effect after the deletion.

ARTICLE 11 EFFECTIVENESS OF AGREEMENT

This Agreement shall take effect from the date of signature and seal of all parties.

ARTICLE 12 MISCELLANEOUS

This agreement is made in triplicate, each party holds one copy and the three copies have the same legal effect.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK AND THE SIGNATURE PAGE FOLLOWS.]

[Signature Page of the Loan Agreement]

Borrower:  Beijing Yangguang Juren Education and Technology Co., Ltd. (Seal)

/s/ Authorized Signatory

Lender:              Shanghai Jingrui Education Investment Co., Ltd. (Seal)

/s/ Authorized Signatory

Controlling Shareholder:        Xiaofei Geng (Signature)

/s/ Xiaofei Geng